Exhibit (d)(8)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of September 29, 2008,

between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (Japan), Inc.

Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	Money Market	09/29/2008
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	Fixed Income	09/29/2008
Fidelity Revere Street Trust	Fidelity Cash Central Fund	Money Market	09/29/2008
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	Money Market	09/29/2008
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	Money Market	09/29/2008
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	Money Market	09/29/2008

Agreed and Accepted
as of January 23, 2009

Fidelity Investments Money Management, Inc.		\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Management & Research (Japan), Inc.

By:	/s/ JS Wynant		By:	/s/ JS Wynant
Name:	JS Wynant		Name:	JS Wynant
Title:	Treasurer		Title:	Treasurer